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                                 SCHEDULE 14A
                           SCHEDULE 14A INFORMATION
                 PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                               ----------------

Filed by the Registrant [x]

Filed by a Party other than the Registrant [x]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[x] Definitive Additional Materials
[ ] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                               ----------------

                         SANTA FE PACIFIC CORPORATION
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         SANTA FE PACIFIC CORPORATION
                               ROBERT D. KREBS
                (NAME OF PERSON(S) FILING PROXY STATEMENT)

                               ----------------

Payment of Filing Fee (Check the appropriate box):(/1/)

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[x] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
  1) Title of each class of securities to which transaction applies: Santa Fe Pacific Corporation common stock, par value $1.00 per share.
  2) Aggregate number of securities to which transaction applies: 186,523,992 shares of Santa Fe Pacific Corporation common stock.
  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: $52 3/8(/2/)
  4) Proposed maximum aggregate value of transaction: $2,637,682,402(/2/)

(/1/) The filing fee previously was paid with the initial filing of the preliminary proxy materials on August 8, 1994.

(/2/) For purposes of calculating the filing fee only. Upon consummation of the Merger, each outstanding share of Santa Fe Pacific Corporation common stock, par value $1.00 per share, will be converted into the right to receive 0.27 shares of Burlington Northern Inc. common stock, no par value. The proposed maximum aggregate value of the transaction described in the preliminary proxy materials is equal to one-fiftieth of one percent of $2,637,682,402 (calculated based on the number of shares of Santa Fe Pacific Corporation common stock outstanding as of June 30, 1994, the average of the high and low reported prices of Burlington Northern Inc. common stock on August 5, 1994 and the exchange ration of 0.27).

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid: ..........
  2) Form, Schedule or Registration
     Statement No.: ...................
  3) Filing Party: ....................
  3) Date Filed: ......................

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                          [LOGO OF SANTA FE PACIFIC]

                         SANTA FE PACIFIC CORPORATION
                              1700 East Golf Road
                        Schaumburg, Illinois 60173-5860

                  DON'T LET UNION PACIFIC'S ILLUSORY PROPOSAL
                DERAIL THE BURLINGTON NORTHERN-SANTA FE MERGER

                                                                October 19, 1994

DEAR SHAREHOLDER:

     On October 13, 1994, Union Pacific Corporation announced its intention to solicit your vote in an attempt to block shareholder approval of the Burlington Northern-Santa Fe merger. The merger is to be voted on at a special meeting of Santa Fe shareholders scheduled for 3:00 p.m., Chicago time, on Friday, November 18, 1994.

     Between now and the special meeting, you should expect to be contacted by Union Pacific or its solicitors seeking your vote against the Burlington Northern-Santa Fe merger based on the premise that Union Pacific is making a superior merger proposal.

                               DON'T BELIEVE IT.

     It is extremely important for you to understand the following facts about Union Pacific and its so-called "superior alternative" to the Burlington Northern-Santa Fe merger:

     . The Union Pacific proposal is illusory. Without approval from the Interstate Commerce Commission, a merger of Union Pacific and Santa Fe will never happen at any price.

     . Your Board believes it is unlikely the ICC will approve such a combination. There are extensive market overlaps between Union Pacific's and Santa Fe's railroad systems. The Union Pacific proposal would eliminate choice and competition for customers throughout the Western United States and increase Union Pacific's existing dominance in this area.

     . We believe Union Pacific is only trying to prevent the creation of a formidable competitor by seeking to block the proposed Burlington Northern-Santa Fe merger. Remember -- a combined Burlington Northern-Santa Fe will create the nation's largest railroad and pose a serious competitive threat to Union Pacific.


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     .  Union Pacific has no legal obligation to look out for your interests.
        It is free to pursue its own self interests by any means available.

     . Union Pacific has much to gain by causing the defeat of the Burlington Northern-Sanat Fe merger, even if it never succeeds in acquiring Santa Fe. If Union Pacific is successful in blocking the Burlington Northern-Santa Fe merger, Union Pacific can abandon Santa Fe shareholders and walk away from its proposal.

                 YOUR BOARD BELIEVES THE BURLINGTON NORTHERN-
                    SANTA FE MERGER IS CLEARLY IN THE BEST
                      INTERESTS OF SANTA FE SHAREHOLDERS.

     . Because a merger of Burlington Northern and Santa Fe would be an end-to-end combination of railroad systems resulting in increased rail competition, your Board believes ICC approval of the merger is likely.

     . The combined company is expected to achieve revenue growth of approximately $300 million and savings from operational and administrative functions of up to $450 million.

     . Realization of this revenue growth and savings will result in an annual increase in operating income of approximately $560 million.

     . The Burlington Northern-Santa Fe merger has already received more than 450 letters of support from shippers such as American Honda Motor Corporation, ConAgra, Coors Brewing Company, Ford Motor Corporation, General Motors, J.B. Hunt Transport, Nestle and Phelps Dodge Corporation.

          SANTA FE HAS AN OUTSTANDING TRACK RECORD OF CREATING VALUE

     From December 1990 through September 1994, the value of Santa Fe common stock has grown at a compound annual rate of approximately 40 percent--more than triple the return of the Standard and Poor's 500 Index, assuming the reinvestment of dividends. Over the past several years, Santa Fe has undertaken a number of important strategic initiatives to enhance shareholder value--the merger of Burlington Northern and Santa Fe is just the most recent example. In the merger, Santa Fe shareholders will receive 0.27 shares of Burlington Northern common stock for each Santa Fe share.
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DON'T RISK THE FUTURE VALUE OF YOUR INVESTMENT IN SANTA FE FOR AN ILLUSORY
PROPOSAL WHICH WE BELIEVE THE ICC WILL NOT ALLOW TO BE CONSUMMATED.

DON'T ALLOW UNION PACIFIC TO BENEFIT AT YOUR EXPENSE BY BREAKING UP THE BURLINGTON NORTHERN-SANTA FE MERGER.

VOTE FOR THE BURLINGTON NORTHERN-SANTA FE MERGER BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD TODAY.

     Thank you.

                                      On Behalf of the Board of Directors

                                      Sincerely,

                                      /s/ Robert D. Krebs
                                      -----------------------------
                                          Robert D. Krebs
                                          Chairman, President and
                                            Chief Executive Officer




================================================================================
                                 --IMPORTANT--

     Please make sure your latest dated proxy is a WHITE card voting FOR the Burlington Northern-Santa Fe merger. A FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

     If you have any questions or need assistance voting your Santa Fe shares, please call either of our proxy solicitors:

               D. F. KING & CO., INC. 1-800-697-6974 (Toll-Free)

              MACKENZIE PARTNERS, INC. 1-800-322-2885 (Toll-Free)

================================================================================

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                                 VOTE FOR THE
                                      ---
                              BURLINGTON NORTHERN

                                SANTA FE MERGER